Rule 424(b)(3) and relating to
                                            Registration Statement No. 333-84477


                             PROSPECTUS SUPPLEMENT
                                       to
               Exchange Offer Prospectus dated September 30, 1999
                                relating to the
                       Offer to Exchange up to 34,600,000
                    Units of Limited Partnership Interest of
                    Alliance Capital Management Holding L.P.
                   (f/k/a Alliance Capital Management L.P.)
                                      for
                   Units of Alliance Capital Management L.P.
                  (f/k/a Alliance Capital Management L.P. II)

     Alliance Capital Management Holding L.P. (formerly known as Alliance Capital Management L.P.) ("Alliance Holding") is accepting certain units in Alliance Holding in exchange for units in Alliance Capital Management L.P. (formerly known as Alliance Capital Management L.P. II) ("Alliance Capital") on the terms and subject to the conditions detailed below. Alliance Holding is accepting Alliance Holding units held by:

     (1) participants of the book-entry system at the Depository Trust Company ("DTC") that held valid client instructions to tender, and who intended to tender, such units on October 29, 1999 pursuant to the exchange offer (as described below) but were unable to do so because the exchange offer expired at 12:00 A.M. on October 29, 1999, not later in the day on October 29, 1999 as such participants incorrectly understood, and

     (2) other similarly situated holders who sought to tender on October 29, 1999 outside of the DTC system.

     Alliance Holding will accept such units for exchange until 5:00 P.M., New York City time, on Monday, January 24, 2000.

     Background. In April 1999, Alliance Holding announced a reorganization of its business in which Alliance Holding would transfer substantially all of its assets and liabilities to Alliance Capital, a newly formed private partnership, in exchange for all of the partnership interests in Alliance Capital. In connection with the reorganization, Alliance Holding proposed to offer to all of its unitholders the opportunity to exchange their units in Alliance Holding for units in Alliance Capital on a one-for-one basis, subject to limits designed to preserve liquidity in the Alliance Holding units (the "exchange offer").

     On September 30, 1999, Alliance Holding commenced the exchange offer. By its terms, the exchange offer expired at 12:00 A.M., New York City time, on October 29, 1999. As is customary, and at the request of the New York Stock Exchange, Alliance Holding issued a press release on the morning of October 29, 1999 stating that the exchange offer had expired and that all validly tendered units had been accepted in the exchange.

     By midday on October 29, 1999, Alliance Holding had been contacted by a number of broker dealers who stated they had mistakenly thought the exchange offer would remain open until the end of the day on October 29, 1999. These broker dealers indicated they were holding instructions to tender from their clients that they had not yet carried out. In the weeks after the expiration of the exchange offer, a number of broker dealers contacted Alliance Holding requesting that it find a way to allow them to carry out their clients' instructions. DTC made a similar request on behalf of a number of its participants.

     Acceptance of Qualifying Units. Alliance Holding has agreed to accommodate those DTC participants that held valid client instructions to tender, and who intended to tender, Alliance Holding units into the exchange offer on October 29, 1999, as well as other similarly situated holders who sought to tender on October 29, 1999 outside of the DTC system. Alliance Holding will accept such units as of the same time the Alliance Holding units that were timely tendered were accepted (that is, as of 12:00 A.M. on October 29, 1999), pursuant to the existing registration statement on Form S-4 (No. 333-84477) and on the terms and subject to the conditions of the exchange offer as described in the exchange offer prospectus dated September 30, 1999, as amended by this prospectus supplement, and the related letter of transmittal. Alliance Holding will make this option available to those banks, broker dealers and unitholders who can certify, to Alliance Holding's satisfaction, that they would have tendered into the exchange offer on October 29, 1999 had the exchange offer been open.

     DTC Participants. To be eligible to tender Alliance Holding units as described above, a DTC participant must meet the following requirements:

     o Promptly after the date hereof notify DTC in writing of its intention to tender Alliance Holding units in exchange for Alliance Capital units.

     o Certify, to Alliance Holding's satisfaction, no later than 5:00 P.M., New York City time, on Monday, January 24, 2000, that it:

          o held valid client instructions to tender in the exchange offer on October 29, 1999,

          o would have tendered on behalf of such client or clients on October 29, 1999 had the exchange offer been open after 12:00 A.M. on October 29, 1999, and

          o had not received as of October 29, 1999 client instructions revoking the previous tender instructions or instructing it to withdraw the tendered units.

     o Give valid instructions to DTC to tender Alliance Holding units on behalf of its eligible client or clients in accordance with DTC's Automated Tender Offer Program procedures for transfer and deliver to DTC certificates representing such units to be tendered no later than 5:00 P.M., New York City time, on Monday, January 24, 2000.

     A DTC participant will receive from DTC a certification form and instructions for certification once such participant has notified DTC of its intention to tender Alliance Holding units in exchange for Alliance Capital units. Non-DTC Participants.

     Non-DTC participants must promptly after the date hereof notify in writing First Chicago Trust Company of New York, the exchange agent, of their intention to tender Alliance Holding units in exchange for Alliance Capital units and must certify, no later than 5:00 P.M., New York City time, on Monday, January 24, 2000, that they intended to tender, and would have tendered, Alliance Holding units into the exchange offer on October 29, 1999 had the exchange offer been open after 12:00 A.M. on October 29, 1999. Such non-DTC participants must deliver to the exchange agent a properly completed and executed letter of transmittal and any other documents required by such letter of transmittal, including certificates representing the Alliance Holding units to be tendered, no later than 5:00 P.M., New York City time, on Monday, January 24, 2000.

     Securities Act Registration. The Alliance Capital units offered in exchange for the Alliance Holding units will be sold pursuant to the existing registration statement on Form S-4 (No. 333-84477).

     First Chicago Trust Company of New York has agreed to provide services as the exchange agent in connection with Alliance Holding's acceptance of units as described in this prospectus supplement. Qualifying banks, broker dealers and unitholders should direct all executed letters of transmittal and other required documents to the exchange agent at one of the addresses or facsimile numbers set forth below.

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


     Georgeson Shareholder Communications, Inc. has agreed to provide services as the information agent in connection with Alliance Holding's acceptance of units as described in this prospectus supplement. Qualifying banks, broker dealers and unitholders should direct questions and requests for assistance regarding the tender of Alliance Holding units, requests for additional copies of the exchange offer prospectus, this prospectus supplement or the letter of transmittal to the information agent at the address or the telephone number set forth below.

                           The information agent is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                                17 State Street
                           New York, New York 10004
                 Banks and Brokers call collect (212) 440-9800
                        Call Toll Free: 1-800-223-2064



                             The exchange agent is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK


                                   By Federal Express or
         By Mail:                       Other Courier:                        By Hand:
         -------                        -------------                         -------
First Chicago Trust Company     First Chicago Trust Company          First Chicago Trust Company
        of New York                     of New York                         of New York
    Corporate Actions                Corporate Actions          c/o Securities Transfer and Reporting
       Suite 4660                       Suite 4680                         Services Inc.
     P. O. Box 2569                  14 Wall Street                   Attn: Corporate Services
  Jersey City, New Jersey               8th Floor                   100 William Street, Galleria
       07303-2569                New York, New York 10005             New York, New York 10038


          The date of this Prospectus Supplement is January 10, 2000.


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